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                                   EXHIBIT 21



                            REGENCY AFFILIATES, INC.

                            SCHEDULE OF SUBSIDIARIES


         Name of Subsidiary          Percent Owned   State of Incorporation    Other Names Used
-----------------------------------------------------------------------------------------------
National Resource Development            80%                 Nevada                 None
Corp.

TransContinental Drilling Co.            80%                 Delaware               None
("Drilling")

RegTransco, Inc.                         80%1                Delaware               None

Rustic Crafts International, Inc.        100%                Delaware               None




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1    RegTransco, Inc. is wholly owned by Drilling, which is itself an 80% owned subsidiary of the Registrant.